Exhibit 99.1

FOR IMMEDIATE RELEASE

EDITORIAL CONTACT:
Stacie D. Byars
Director, Investor Relations
425-638-4048
StacieByars@Captaris.com

Captaris Reports Financial Results for Its Fourth Quarter

and Year Ended December 31, 2003

•	Strong revenue growth exceeds expectations and earnings in-line with company forecast

•	Net income from continuing operations of $0.22 per fully diluted share for the quarter

BELLEVUE, WA — February 5, 2004 — Captaris, Inc. (Nasdaq: CAPA), a leading provider of business process automation and information delivery, today reported financial results for its fourth quarter and year ended December 31, 2003. Highlights for the quarter included stronger than anticipated revenue performance, continued growth of RightFax revenue, strong initial performance from Teamplate and improved gross margin.

“I am very pleased that in the fourth quarter we continued solid improvement in our core business and demonstrated early signs of growth in new business,” said David P. Anastasi, president and chief executive officer of Captaris. “We are clearly benefiting from our intensive planning and execution during 2003, and have positioned the company well for the coming year. We enter 2004 energized and poised for continuous improvement and success.”

Revenue for the fourth quarter of 2003 was up 45% to $31.4 million, from $21.6 million in the fourth quarter of 2002 and includes $11.9 million in revenue from the acceleration of the company’s OEM agreement with Cisco Systems, Inc. For the year ended December 31, 2003, revenue was $83.3 million, a 17% increase over $71.3 million in 2002. RightFax revenue increased 17% sequentially and 11% over the same quarter a year ago.

Reported gross margin for the quarter including the Cisco transaction was 80%. Adjusting for Cisco, gross margin was 67%, up 6 percentage points from the third quarter of 2003.

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Income from continuing operations for the fourth quarter ended December 31, 2003 was $7.2 million or $0.22 per fully diluted share, compared with a loss from continuing operations of $9,000 or break-even per fully diluted share for the fourth quarter of 2002. Loss from discontinued operations for the fourth quarter ended December 31, 2003, was $354,000 or $0.01 per fully diluted share, compared to income from discontinued operations of $793,000 or $0.02 per fully diluted share for the same period of 2002. Net income for the full year of 2003 was $12.5 million, or $0.40 per fully diluted share. This compares with a net loss for 2002 of $7.4 million, or $0.23 per fully diluted share, including charges totaling $2.7 million for a cumulative effect of a change in accounting principle related to the adoption of the new financial accounting standard on goodwill in 2002.

Cash, cash equivalents, and investment balances at December 31, 2003 were $95.7 million, up $8.5 million from $87.2 at September 30, 2003.

Stock Repurchase

During the fourth quarter of 2003, the company repurchased 487,997 shares of its common stock at an average price of $5.98 per share, totaling $2,919,387 under the company’s previously announced stock repurchase program. Approximately $12 million remains available to repurchase shares. The company may repurchase shares in the future subject to open trading windows, overall market conditions, stock prices and the company’s cash position and requirements going forward. Captaris intends to provide updates on the status of its repurchase program each quarter in its Quarterly Reports on Form 10-Q and Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Guidance

The company will provide guidance relating to expected future results of operations on its regularly scheduled conference call today.

Web Cast Information

The company will host its regularly scheduled conference call today at 1:45 pm PT / 4:45 pm ET to discuss its results of operations and financial condition. The live Web cast of the conference call can be accessed from the Investor Relations section of the Captaris Web site at www.Captaris.com. The dial-in number is 800-218-9073 and no access code is required. The company will also provide a replay of the conference call at 800.405.2236, confirmation number 568248# until February 12, at 11:59 pm PT.

Captaris Announces Financial Results for Fourth Quarter and Year Ended December 31, 2003

About Captaris, Inc.

Captaris is a leading provider of business information delivery solutions that integrate, process and automate the flow of messages, data and documents. Captaris produces a suite of proven products and services, in partnership with leading enterprise technology companies, delivered through a global distribution network. Captaris has installed over 80,000 systems worldwide, with 93 of the Fortune 100 using the company’s award-winning products and services to reduce costs and increase the performance of critical business information investments.

Captaris is headquartered in Bellevue, WA, and has main offices in Tucson, AZ, Portland, OR, Calgary, Canada and European headquarters in Nieuwegein, Netherlands. In addition, Captaris has sales and support offices in Switzerland, the United Kingdom, Germany, Hong Kong, Australia, and Dubai. The company was founded in 1982 and is publicly traded on the NASDAQ National Market under the symbol CAPA. For more information please visit www.captaris.com.

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding expected revenue and earnings growth. Forward-looking statements include all passages containing verbs such as “aims,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects” or “targets” or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect Captaris’ actual results include, among others, the impact, if any, of stock-based compensation charges or benefit associated with variable accounting treatment on certain stock options, the potential failure to maintain and expand Captaris’ network of dealers and resellers or to establish and maintain strategic relationships, inability to integrate recent and future acquisitions, inability to develop new products or product enhancements on a timely basis, inability to protect our proprietary rights or to operate without infringing the patents and proprietary rights of others, and quarterly and seasonal fluctuations in operating results. More information about factors that potentially could affect Captaris’ financial results is included in Captaris’ most recent quarterly report on Form 10- Q and annual report on Form 10-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Captaris undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Captaris products RightFax, Teamplate and Infinite are trademarks of Captaris. All other company, brand and product names are the property and/or trademarks of their respective companies.

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Captaris Announces Financial Results for Fourth Quarter and Year Ended December 31, 2003

CAPTARIS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	(unaudited) 2003	(unaudited) 2002	(unaudited) 2003	2002
Net revenue	$31,368	$21,624	$83,286	$71,256
Cost of revenue	6,339	8,370	25,494	27,080

Gross profit	25,029	13,254	57,792	44,176

Operating expenses:
Research and development	2,314	3,110	9,496	10,376
Selling, general and administrative	11,530	11,805	39,257	40,860
Amortization of intangibles	105	93	275	942
Impairment of intangible assets	—	—	—	5,529
Restructuring charges	—	1	423	2,034
Stock compensation expense (benefit)	214	78	2,269	(938)
Gain on sale of the CallXpress product line	(81)	—	(2,169)	—
Other	—	—	—	875

Total operating expenses	14,082	15,087	49,551	59,678

Operating income (loss)	10,947	(1,833)	8,241	(15,502)

Other income (expense):
Interest	316	505	1,459	2,422
Other, net	303	352	198	(200)

Other income	619	857	1,657	2,222

Income (loss) from continuing operations before income tax expense (benefit)	11,566	(976)	9,898	(13,280)
Income tax expense (benefit)	4,330	(967)	3,680	(6,036)

Income (loss) from continuing operations	7,236	(9)	6,218	(7,244)

Discontinued operations:
Income from operations of MediaLinq, net of income taxes	(298)	793	472	2,535
Gain (loss) from sale of MediaLinq, net of income taxes	(56)	—	5,843	—

Income (loss) from discontinued operations	(354)	793	6,315	2,535

Cumulative effect of change in accounting principle	—	—	—	(2,695)

Net income (loss)	$6,882	$784	$12,533	$(7,404)

Captaris Announces Financial Results for Fourth Quarter and Year Ended December 31, 2003

	Quarter Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Basic net income (loss) per common share:

Income (loss) from continuing operations	$0.22	$(0.00)	$0.20	$(0.23)

Income (loss) from discontinued operations	(0.01)	0.02	0.21	0.08

Cumulative effect of change in accounting principle	—	—		(0.08)

Basic net income (loss) per common share	$0.21	$0.02	$0.41	$(0.23)

Weighted average basic common shares	32,232	31,530	30,849	31,780

Diluted net income (loss) per common share:
Income (loss) from continuing operations	$0.22	$(0.00)	$0.20	$(0.23)
Income (loss) from discontinued operations	(0.01)	0.02	0.20	0.08
Cumulative effect of change in accounting principle	—	—	—	(0.08)

Diluted earnings (loss) per common share	$0.21	$0.02	$0.40	$(0.23)

Weighted average diluted common shares	32,890	31,530	31,210	31,780

Captaris Announces Financial Results for Fourth Quarter and Year Ended December 31, 2003

CAPTARIS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2003	December 31, 2002
	(unaudited)
ASSETS
Cash & cash equivalents	$41,896	$21,971
Short-term investments, available for sale	28,081	30,519
Accounts receivable, net	13,638	17,811
Inventories	1,973	2,928
Prepaid expenses and other current assets	2,516	1,544
Deferred income taxes and income tax receivable	1,770	4,308

Total Current Assets	89,874	79,081

Long-term investments, available for sale	25,685	20,599
Restricted cash	1,000	1,000
Equipment and leasehold improvements, net	4,605	7,595
Intangible and other assets, net	6,704	2,480
Goodwill	15,541	8,976
Deferred income taxes	1,346	1,546

Total Assets	$144,755	$121,277

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$4,875	$7,204
Accrued compensation and benefits	4,403	4,186

Other accrued liabilities	1,393	3,401
Income taxes payable	2,999	—
Deferred revenue	10,257	8,185

Total Current Liabilities	23,927	22,976

Redeemable common stock	3,000	—

Shareholders’ equity:
Common stock	318	302
Additional paid-in capital	67,453	60,539
Retained earnings	49,681	37,148
Accumulated other comprehensive income	376	312

Total Shareholders’ Equity	117,828	98,301

Total Liabilities and Shareholders’ Equity	$144,755	$121,277

Captaris Announces Financial Results for Fourth Quarter and Year Ended December 31, 2003